Exhibit 10.4

CONFIDENTIAL MATERIAL OMITTED AND FILED
SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.
DOUBLE ASTERISKS DENOTE SUCH OMISSIONS.

LICENSE AGREEMENT

This agreement (the “License Agreement”) is made effective this first day of January, 1999 by and between Temple University - Of The Commonwealth System of Higher Education, a corporation organized and existing under the laws of the Commonwealth of Pennsylvania (“TEMPLE”), having a principal place of business at Broad Street and Montgomery Avenue, Philadelphia, Pennsylvania and Onconova Therapeutics Inc. (“ONCONOVA”), a corporation organized and existing under the laws of the State of Delaware, having a principal place of business at P.O. Box 7693, Princeton, New Jersey.

WHEREAS, TEMPLE is the solo owner of (i) the United States patent applications pertaining to “Aryl Sulfone Compounds,” which patents are listed in Exhibit A, which Exhibit A is attached hereto and is incorporated herein by reference, (ii) “Additional Compounds” listed in Exhibit B, which Exhibit B is attached hereto and is incorporated herein by reference, and (iii) technical information pertaining to such patent applications, Aryl Sulfone Compounds and Additional Compounds;

WHEREAS, on even date herewith, TEMPLE and ONCONOVA have entered that certain Research Agreement (“Research Agreement”) pursuant to which TEMPLE shall undertake for the benefit of ONCONOVA research activities relating to aryl sulfone compounds and other compounds; and

WHEREAS, ONCONOVA desires to obtain an exclusive worldwide license under the aforementioned patent applications and technical information related thereto;

NOW THEREFORE, in consideration of the premises and of the covenants and obligations hereinafter set forth, and intending to be legally bound, the parties hereby agree as follows:

1.                                      DEFINITIONS

The following definitions shall apply throughout this License Agreement:

1.1.                            “ADDITIONAL COMPOUND” shall mean a compound identified in Exhibit B, and any methods of making or using such compound.

1.2.                            “AFFILIATE” shall mean each and every business entity controlling, controlled by or under common control with ONCONOVA.  For purposes of this definition “control” shall mean ownership, directly or indirectly, of at least fifty percent (50%) of the voting stock.

1.3.                            “COMPANY” shall mean ONCONOVA and its AFFILIATES.

1.4.                            “CONFIDENTIAL INFORMATION” shall mean all information disclosed or samples supplied by one party to the other pursuant to this License Agreement.  However, CONFIDENTIAL INFORMATION shall not include information which:  (i) was known to the receiving party prior to the date of disclosure by the disclosing party or is developed independently of information received from the disclosing party by those who have not had access to this information; or (ii) is lawfully received in good faith at any time by the receiving party from others lawfully in possession of the same and having the right to disclose the same; or (iii) is as of the date of receipt, in the public domain or subsequently enters the public domain other than by reason of acts or omissions of the receiving party; or (iv) is required to be disclosed by law, rule of court or regulation.

1.5.                            “EFFECTIVE DATE” shall mean the date first above written as the effective date of this License Agreement.

1.6.                            “INVENTOR” shall mean Dr. E. Premkumar Reddy and/or Dr. M.V. Ramana Reddy of the TEMPLE faculty.

1.7.                            “LICENSED PRODUCT” shall mean any product the manufacture, use or sale of which would infringe, induce infringement of, or contribute to the infringement of at least one VALID CLAIM contained in a patent application or issued patent included in PATENT RIGHTS if that VALID CLAIM were contained, instead, in an issued patent not included in PATENT RIGHTS.

1.8.                            “NET SALES” shall mean the gross receipts from the SALE of LICENSED PRODUCT by COMPANY or by its sublicensees less deductions for: (i) transportation and insurance charges; (ii) sales and excise taxes, and any other governmental charges or duties paid; (ii) normal and customary trade, quantity and cash discounts allowed; (iii) sales commissions; and (iv) allowances on account of rejection or return by customers.

1.9.                            “NEW COMPOUND” shall mean any compound that is developed under the PROJECT, and any method of making or using such compound.

1.10.                     “PATENT RIGHTS” shall mean (i) the United States patent applications listed in Exhibit A, and (ii) patent applications disclosing or claiming ADDITIONAL COMPOUNDS, NEW COMPOUNDS or PROJECT RESULTS, and any foreign counterparts thereof, or any continuations, continuations-in-part, divisions, re-issues, additions, renewals or extensions thereof, and any patents issuing therefrom.

1.11.                     “PROJECT” shall have the meaning defined in the RESEARCH AGREEMENT.

1.12.                     “PROJECT RESULTS” shall have the meaning defined in the RESEARCH AGREEMENT.

1.13.                     “RESEARCH AGREEMENT” shall mean that certain research agreement executed by the parties hereto on even date herewith, which research agreement is attached hereto and incorporated by reference.

1.14.                    “SALE” shall mean any transaction for which consideration is received for the sale, lease, license, transfer or other disposition of LICENSED PRODUCT by COMPANY or by its sublicensees.

1.15.                     “TECHNICAL INFORMATION” shall mean any CONFIDENTIAL INFORMATION of a technical nature relating to (i) LICENSED PRODUCT, (ii) ADDITIONAL COMPOUNDS, or (iii) an NEW COMPOUNDS, which CONFIDENTIAL INFORMATION is in the possession of TEMPLE as of the EFFECTIVE DATE or that is developed under the PROJECT, and which is necessary or useful to COMPANY in furtherance of the development, manufacture or marketing of LICENSED PRODUCT.

1.16.                     “VALID CLAIM” shall mean a claim of a patent application or patent, which claim has not expired and has not been held unenforceable, unpatentable or invalid by unappealable decision of a court or other governmental agency of competent jurisdiction.

2.                                      CONFIDENTIALITY

2.1.                            CONFIDENTIAL INFORMATION disclosed in documentary form shall be marked “Confidential.”  Oral discussions of CONFIDENTIAL INFORMATION shall be reduced to writing by the disclosing party and a copy marked “Confidential” provided to the receiving party within ** of the disclosure date.

2.2.                            The receiving party shall hold all CONFIDENTIAL INFORMATION in strict confidence for a period of ** from the disclosure date; not use said CONFIDENTIAL INFORMATION except a provided in this License Agreement; and not disclose, directly or indirectly, said CONFIDENTIAL INFORMATION to others except with the prior written consent of the disclosing party.  The receiving party shall use at least the same. degree of care to maintain CONFIDENTIAL INFORMATION secret as the receiving party uses in maintaining secret its own confidential information, but always at least a reasonable degree of care.  The receiving party shall restrict disclosure of CONFIDENTIAL INFORMATION solely to those of its employees and consultants having a need to know such CONFIDENTIAL INFORMATION in order to accomplish the purposes of this License Agreement.  The receiving Parity shall also advise its employees and consultants, before they have access to CONFIDENTIAL INFORMATION, of the obligations of the receiving party under this License Agreement, and require such employees and consultants to maintain those obligations.

2.3.                            Notwithstanding the provisions of Paragraph 2.2, COMPANY shall be entitled, without TEMPLE’s prior written approval, to disclose; any CONFIDENTIAL INFORMATION of TEMPLE to the FDA or any other health authority in the world, but only to the extent required by law or regulation to obtain approval to test or market LICENSED PRODUCT.

2.4.                            The receiving party shall, upon request, by the disclosing party, promptly return all written materials or samples of tangible property received hereunder, as well as all summaries thereof and notes pertaining thereto, with the exception that one copy of said written materials may be retained by the receiving party solely for archival purposes.

2.5.                            Notwithstanding any other provision of this License Agreement, it is recognized by COMPANY that TEMPLE, through the INVENTOR, shall have the right to publish or present publicly the results of any research concerning LICENSED PRODUCT.

However, TEMPLE and the INVENTOR agree to notify COMPANY in writing of any such proposed publication or presentation ** before submission.  Should COMPANY, within ** of such notification, advise TEMPLE and the INVENTOR in writing that it wishes TEMPLE to file one or more patent applications pertaining to information contained in the proposed publication or presentation, TEMPLE shall delay submission until after TEMPLE has made such filing.  COMPANY may also request deletion of sensitive information from the proposed publication, and TEMPLE agrees to give good faith consideration in such a request.

3.                                      GRANT OF LICENSE

3.1.                            TEMPLE grants to COMPANY a world-wide exclusive license under PATENT RIGHTS and TECHNICAL INFORMATION, with the right to grant sublicenses, to make, have made, use, sell, offer for sale and import LICENSED PRODUCT.

3.2.                            Notwithstanding the preceding license grant, TEMPLE shall retain rights to make, have made, use and import LICENSED PRODUCT royalty free for non-commercial educational and research purposes only, and shall be free to grant these rights to other non-profit educational and research institutions.

3.3.                            The parties acknowledge that inventions in PATENT RIGHTS may have resulted from United States Government funding, and agree that their rights and obligations under this License Agreement shall be subject to TEMPLE’s obligations to the United States Government, if any, which would arise out of the receipt by TEMPLE of research funding from the United States Government.  In particular, should the PATENT RIGHTS be subject to rifts of the United States Government, then COMPANY agrees that LICENSED PRODUCT sold in the United States under this License Agreement shall be manufactured substantially in the United States.

4.                                      PAYMENTS

4.1.                            In consideration of the license granted to COMPANY under the terms of this License Agreement, COMPANY shall pay to TEMPLE, for each calendar quarter during the term of this License Agreement, with respect to NET SALES of LICENSED PRODUCT by COMPANY, a royalty of:  (i) ** and (ii) **.

4.2.                            In further consideration of the license granted to COMPANY under the terms of this License Agreement, COMPANY shall pay to TEMPLE, for each calendar quarter during the term of this License Agreement, with respect to NET SALES of LICENSED PRODUCT by any sublicensee, a royalty of ** of such NET SALES.

4.3.                            In further consideration of the license granted to COMPANY under the terms of this License Agreement, COMPANY shall pay to TEMPLE: (i) upon the execution of this License Agreement, the non-refundable sum of ** and (ii) on or before **, the non-refundable sum of **.  These payments shall not be creditable against any other payments due to TEMPLE under this License Agreement.

4.4.                            In further consideration of the license granted to COMPANY under the terms of this License Agreement, COMPANY shall pay to TEMPLE, beginning ** and annually thereafter, a non-refundable license maintenance fee of ** regardless of or irrespective of actual NET SALES, which license maintenance fee payment may be credited against payments due to TEMPLE under Paragraph 4.1 during the same calendar year, with no carry-over of unused credit to subsequent calendar years.

4.5.                            In further consideration of the license granted to COMPANY under the terms of this License Agreement, COMPANY shall pay to TEMPLE twenty five percent (25%) of any consideration, whether in the form of cash or equity, mid royalties on account of NET SALES of LICENSED PRODUCT (together, the “Sublicense Payments”) which COMPANY receives from any sublicensee to secure or maintain the sublicense, including but not limited to sublicense fees, sublicense maintenance fees, milestone payments and minimum royalties, provided, however, that the Sublicense Payments shall not include (i) earned royalties on NET SALES, (ii) any payments to the COMPANY for research and development activities, or (iii) proceeds, whether as part of a sublicensing agreement or otherwise, from an equity or debt investment in the COMPANY made by a third party, which is negotiated in good faith as an arms-length transaction that reflects only the fair market value of such investment COMPANY may credit cash payments made to TEMPLE during any calendar year pursuant to this Paragraph 4.5 against any payments due to TEMPLE pursuant to Paragraph 4.4 in the same calendar year.

4.6.                            Royalty payments for sales in each country shall commence with the first unit of each LICENSED PRODUCT sold by COMPANY or by its sublicenses in such country and will end coincident with the expiration date of the last-to-expire issued patent within PATENT RIGHTS in such country covering such LICENSED PRODUCT.

5.                                      STATEMENTS AND REMITTANCES

5.1.                            COMPANY shall keep and shall require its sublicensees to keep complete and adequate records relating to the SALE of LICENSED PRODUCT.

5.2.                            Within ** after the Close of each calendar quarter, COMPANY shall remit to TEMPLE a statement of NET SALES by COMPANY and by its sublicensees on account for such quarter, which statement shall be accompanied by the payment due to TEMPLE pursuant to Paragraph 4.1 on account of NET SALES by COMPANY for such quarter.  Payments due to TEMPLE pursuant to Paragraphs 4.2 and 4.5 on account of consideration received by COMPANY from sublicensees during any calendar quarter shall be paid by COMPANY to TEMPLE within ** of the close of such calendar quarter.

5.3.                            The financial statements of COMPANY and of its sublicensees will be audited annually by an independent certified public accountant.  TEMPLE shall have the right to employ, at its own expense, a qualified accountant of its own selection to whom COMPANY shall make no unreasonable objection, to examine the books and records of COMPANY and its sublicensees relating to the SALE of LICENSED PRODUCT for the purpose of verifying the amount of royalty payments due.  Such examination of books and records of COMPANY and its sublicensees shall take place during regular business hours during the term of this License Agreement and for ** after its termination, provided however, that such an examination shall not take place more than once a year and shall not cover records for more than the preceding **, and provided that such accountant shall report to TEMPLE only as to the accuracy of the royalty statements and payments.  If such accountant shall find an underpayment to TEMPLE, presentation of a written statement substantiating the underpayment will be provided to COMPANY.  If COMPANY is not in agreement with the findings of the qualified accountant selected by TEMPLE, then COMPANY shall so notify TEMPLE in writing within ** of receipt by COMPANY of said findings, in which case the parties will jointly appoint, within a further period of **, an independent qualified accountant to validate, at **, TEMPLE’s accountant’s findings, and the decision of said independent accountant shall be final.  If said independent accountant verifies that an underpayment has occurred, the amount due and interest (accruing at the prevailing Prime Rate from the date payment was due through the date of actual payment to TEMPLE) shall be paid to TEMPLE within **.  Should such underpayment represent more than ** of the royalties due TEMPLE, COMPANY shall reimburse TEMPLE for the cost of the examination by TEMPLE’s accountant that disclosed such underpayment.

5.4.                            All payments due to TEMPLE under this License Agreement shall be made in United States dollars and shall be sent by COMPANY to TEMPLE to the attention of “Business Manager” at the address shown in Paragraph 13.5.  However, TEMPLE shall have the right, upon giving written notice to COMPANY, to receive royalty payments on account of NET SALES within a particular country in the local currency if permitted by law.

5.5.                            If COMPANY fails to make any payment due to TEMPLE within the time prescribed by the terms of this License Agreement, a penalty equal to ** of the amount due and unpaid on the first day of each calendar month shall be added to the amount due.  However, the provisions of this Paragraph 5.5 shall not apply to any underpayment of royalties which is uncovered by audit of the books of COMPANY or of its sublicensees pursuant to Paragraph 5.3.

6.                                      REPRESENTATIONS

6.1.                            TEMPLE represents that it has the right to enter into this License Agreement and to make the herein grant of license under PATENT RIGHTS and TECHNICAL INFORMATION.  TEMPLE further represents that it is the sole and exclusive owner of PATENT RIGHTS and TECHNICAL INFORMATION, all of which are free and clear of any liens, charges and encumbrances.

6.2.                            TEMPLE further represents that to the best of TEMPLE’s knowledge, as of the EFFECTIVE DATE, the inventions in the PATENT RIGHTS have not resulted from United States Government funding.

6.3.                           Each party represents that it is authorized to enter into the License Agreement and that in the due performance thereof it would not be acting in violation of any outstanding obligation, contractual or otherwise, which may be owed by that party to any third party.

6.4.                            To the best of TEMPLE’s knowledge, no third party has expressed to TEMPLE, in writing, that any patent or patent application included in the PATENT RIGHTS is invalid or unenforceable.  However, TEMPLE makes no warranty that exercise by COMPANY or its sublicensees of the rights granted herein will not infringe any patents owned by a third party, or that any patent application within PATENT RIGHTS will issue as a patent.

6.5.                            COMPANY warrants that, prior to the execution of this License Agreement, it has not negotiated or in any manner discussed, whether formally or ‘informally, with any third party any agreement or other arrangement, including but not limited to research or consulting agreements, which provides for consideration to be paid in any form, including but not limited to amounts of money or shares of stock, to any INVENTOR, any INVENTOR’s spouse or other relative, or any entity in which any of them has a financial interest.

7.                                      PATENT PROSECUTION AND LITIGATION

7.1.                            TEMPLE, in consultation with COMPANY but in TEMPLE’s sole discretion, shall diligently prosecute all patent applications and maintain all patents within PATENT RIGHTS, to the extent permitted by law, in all countries designated in writing by COMPANY during the term of this License Agreement.  Except as provided in Paragraph 7.5, ** shall be responsible for ** costs and expenses incurred by TEMPLE during the term of this License Agreement, in the preparation, filing and prosecution of all patent applications, and in the maintenance of all patents within PATENT RIGHTS.  Such costs and expenses shall not be creditable against any other payments due to TEMPLE under this License Agreement.

7.2.                            In consulting with COMPANY on patent prosecution pursuant to paragraph 7.1, TEMPLE shall timely provide COMPANY with copies of all Office Actions and provide copies of all Office Action responses, where reasonably practicable sufficiently in advance of the filing of such responses to reasonably allow COMPANY to comment.  TEMPLE shall incorporate all reasonable comments by COMPANY in such responses or shall supplement responses to incorporate such reasonable comments.

7.3.                            If TEMPLE declines to file or maintain a patent application or an issued patent included within PATENT RIGHTS, COMPANY shall have the option, at its expense, of continuing to prosecute any such patent application, filing such patent application or keeping such issued patent in force, as applicable.  However, should COMPANY exercise such option, such exercise shall not be interpreted as an assignment to COMPANY, and TEMPLE shall have the option to take control of such prosecution, filing or keeping in force.  Such reassertion of control by TEMPLE shall be complied with by COMPANY as soon as is reasonably practicable and without prejudice to such patent application or issued patent.

7.4.                            COMPANY shall make all payments due to TEMPLE pursuant to Paragraph 7.1 within ** of receipt of a detailed invoice therefor.  TEMPLE, in its sole discretion, may elect to have its patent counsel submit such invoices directly to COMPANY, in which case COMPANY shall pay TEMPLE’s patent counsel directly.

7.5.                            In the event that COMPANY notifies TEMPLE in writing that it will stop paying the costs and expenses with respect any patent application or patent in any country, TEMPLE, at its option, may assume the obligation of supporting such patent application or patent in such country, and COMPANY’s rights and obligations thereto under this License Agreement shall terminate in such country.  Termination of COMPANY’s rights and obligations with respect to any patent application or patent in any country shall in no way affect the rights and obligations of COMPANY to the same patent application or patent in any other country or to any other patent application or patent in any country.

7.6.                            TEMPLE may file patent applications in countries other than those designated by COMPANY provided, however that TEMPLE shall notify COMPANY in writing of any such filing within ** of the filing date.  If within ** of its receipt of such notification COMPANY fails to inform TEMPLE in writing that it wishes to support such applications in such countries, TEMPLE shall bear all the costs associated with such additional patent application filings, and such applications in such countries and any patents granting therefrom shall not be included within PATENT RIGHTS.  TEMPLE shall then be free to license such patents and patent applications in such countries to others.

7.7.                            COMPANY, at its option, may defend any claim, made by others, of patent infringement resulting from the manufacture, use, sale or other disposition of LICENSED PRODUCT, whether such claim shall be made against TEMPLE or COMPANY, and if COMPANY defends such claim, COMPANY shall bear all costs and expenses, including reasonable attorneys’ fees, incurred in connection with any such claim.  These costs and expenses will be a credit against ** of royalty payments due to TEMPLE on account of NET SALES of said LICENSED PRODUCT, pursuant to Paragraphs 4.1 and 4.2, in each year during the term of this License Agreement until fully offset.  Each party to this License Agreement agrees that it shall notify the other party in writing in the event any claim of infringement is made against that party.

7.8.                            In the event either party becomes aware of any actual or threatened infringement of PATENT RIGHTS in any country, that party shall promptly notify the other party in writing.  COMPANY shall have the first right to bring an infringement action against the infringer and to use TEMPLE’s name if legally required in connection therewith.  If COMPANY does not proceed with a particular patent infringement action or attempt to sublicense the infringer within ** of notification, TEMPLE, after notifying COMPANY in writing, shall be entitled to proceed against such infringement at its own expense, through counsel of its choice.  The party conducting such suit shall have full control over its conduct.  In any event, TEMPLE and COMPANY shall assist one another and cooperate in any such litigation.  TEMPLE and COMPANY may also jointly participate in any infringement action if both parties agree to do so in writing in advance, and set forth the basis for sharing of expenses.

7.9.                            The amount of any recovery resulting from any litigation or settlement thereof (“Recovery”) shall **.  Any Recovery, in excess **. Each party shall always have the right to be represented by counsel of its choice and at its own expense in any suit instituted by another for infringement.  If the parties have agreed to participate jointly in an infringement action, any recovery in excess of satisfying the parties’ attorney fees, costs of the litigation and payment of the royally due to TEMPLE on account of the infringement, shall be allocated to the parties in the same proportion as the sharing of the litigation expenses.

8.                                      INDEMNIFICATION

8.1.                            COMPANY agrees to indemnify, hold harmless, and defend TEMPLE, its trustees, officers, employees and agents against any and all claims, excluding claims stemming from TEMPLE’s use of LICENSED PRODUCT as outlined in Paragraph 3.2, including legal fees and costs arising out of the exercise of any rights granted under this License Agreement, without limiting the generality of the foregoing, against any damages, losses or liabilities whatsoever including but not limited to death or injury to person or damage to property arising from the commercial sale and clinical research of LICENSED PRODUCT by COMPANY, its sublicensees or any customers of any of them in any manner whatsoever.  TEMPLE shall give COMPANY written notice of any claim(s) related to LICENSED PRODUCT within **, and TEMPLE shall reasonably cooperate with COMPANY and its insurance carrier in the defense of any such claim(s).

8.2.                            In addition to the foregoing, COMPANY shall maintain, during the period that any LICENSED PRODUCT is sold or otherwise made available to others pursuant to this License Agreement, Comprehensive Liability Insurance, including Product liability Insurance, with a reputable and financially secure insurance carrier(s) to cover the activities of COMPANY and its sublicensees, if any, contemplated by this License Agreement for minimum limits of ** per occurrence.  Such insurance shall name TEMPLE, its trustees, officers, employees, and agents as additional insureds.  COMPANY shall furnish a Certificate of Insurance, upon request, evidencing coverage of ** with ** of written notice of cancellation or material change to TEMPLE.  COMPANY’s insurance shall be written to cover claims incurred, discovered, manifested, or made during the term, or after the expiration, of this License Agreement.  COMPANY shall at all times comply, through insurance or self-insurance, with all statutory workers’ compensation and employers’ liability requirements covering any and all employees with respect to activities performed under this License Agreement.

9.                                      SUBLICENSES

9.1.                            COMPANY shall have the right to enter into sublicense agreements, provided that all applicable material terms of this License Agreement are incorporated into such sublicense agreements to provide for the protection of TEMPLE and its trustees, officers, employees and agents, and provided further that COMPANY remains primarily liable for its obligations under this License Agreement.  A copy of any sublicense agreement shall be provided to TEMPLE for its review and approval prior to execution.

10.                               ASSIGNMENT

10.1.                     This License Agreement and any and all of the rights and obligations of either party hereunder shall not be assigned, delegated, sold, transferred or otherwise disposed of, by operation of law or otherwise, without the prior written consent of the other party, provided, however, that a party may assign this License Agreement without consent of the other party (i) to a third party who acquires substantially all of the assets or control of such party or (ii) in connection with an assignment to an AFFILIATE.

11.                               TERMINATION

11.1.                     This License Agreement may be terminated with respect to any patent application or patent in any country at any time by mutual written consent of the parties.

11.2.                     COMPANY may, in COMPANY’s sole discretion and for any reason whatsoever, terminate this License Agreement in its entirety or only with respect to any patent application or patent within PATENT RIGHTS in any country by giving TEMPLE ** prior written notification thereof.  In addition, COMPANY may terminate, this License Agreement by giving TEMPLE ** prior written notice upon material breach by TEMPLE of any material provision of this License Agreement, unless such breach is cured within the period of such notice.

11.3.                     TEMPLE may terminate this License Agreement by giving COMPANY ** prior written notification in the event that COMPANY fails to meet either one of the following two milestones:  (i) to raise, in the form of debt or equity, at least ** on or before **; and (ii) to raise, in the form of debt or equity, at least ** on or before **.  However, TEMPLE agrees to give good faith consideration to a written request by COMPANY to delay by up to ** the date either one of the aforementioned milestones, provided that COMPANY has made substantial progress towards meeting such milestone and includes with the request documentary evidence of such progress.

11.4.                     TEMPLE may terminate this License Agreement by giving COMPANY ** prior written notice upon material breach of any material provision of this License Agreement by COMPANY, unless such breach is cared within the period of such notice.  However, the notice period shall be only ** for any breach by COMPANY for non-payment of monies due to TEMPLE under this License Agreement.

11.5.                     This License Agreement shall immediately terminate, without notice, if COMPANY breaches the same material provision of this License Agreement ** times in the same calendar year, without regard to whether a cure was effected.

11.6.                     This License Agreement shall immediately terminate if either party is adjudicated bankrupt, files a voluntary petition in bankruptcy, makes or executes an assignment for the benefit of creditors, is liquidated or dissolved, or a receiver, trustee, liquidator, sequestrator or other judicial representative is appointed for either party or its property.  In such event, that party shall execute any documents that are necessary to reassign or transfer the interest granted hereunder.

11.7.                     Upon termination of this License Agreement, TEMPLE shall have the right to retain any amounts already paid by COMPANY under this License Agreement, and COMPANY shall pay to TEMPLE all amounts accrued which are then due or which become due based on the SALE of LICENSED PRODUCT, manufactured or produced prior to the effective date of termination.

11.8.                     The provisions of Article 2 (entitled CONFIDENTIALITY) and Article 8 (entitled INDEMNIFICATION) and Paragraphs 11.7 and 13.1 shall survive the termination of this License Agreement.

12.                               PATENT MARKING

12.1.                     COMPANY agrees to mark or have marked all LICENSED PRODUCT sold by COMPANY or by its sublicensees under this License Agreement in accordance with the statutes of the United States and countries and territories relating to the marketing of patented articles in which any LICENSED PRODUCT covered by a granted patent is marketed.

13.                               MISCELLANEOUS

13.1.                     This License Agreement shall be construed and the respective rights of the parties hereto determined according to the substantive laws of the Commonwealth of Pennsylvania, notwithstanding the provisions governing conflict of laws under such Pennsylvania law to the contrary.  The parties agree that any dispute arising out of this License Agreement may be resolved by recourse to the courts of the Commonwealth of Pennsylvania or the United States District Court for the Eastern District of Pennsylvania.

13.2.                     If any provision of this License Agreement is held to be invalid or unenforceable under the laws of any jurisdiction of the parties, all other provisions shall, nevertheless continue in full force and effect.

13.3.                     This License Agreement constitutes the entire agreement among the parties pertaining to PATENT RIGHTS and TECHNICAL INFORMATION and supersedes all previous arrangements, whether written or oral.  Any amendment or modification to this License Agreement shall be made in writing signed by both parties.

13.4.                     Time is of the essence, under this License Agreement.

13.5.                     Notices and payments to the parties shall be addressed as follows:

To TEMPLE:	Office of Technology Transfer
Temple University (083-45)
1601 N. Broad Street, Room 406
Philadelphia, PA 19122-6099

To COMPANY:	Onconova Therapeutics Inc.
P.O. Box 7693
Princeton, NJ 08543-7693

Either party may change its address for notice by giving notice to the other in the manner herein provided.  Any notice required or provided for by the terms of this License Agreement shall be in writing and sent by registered or certified mail, return receipt requested, postage prepaid and properly addressed in accordance with the paragraph above.  The effective date of notice shall be the actual date of receipt.

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IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed by their duly authorized representatives as of the date first above written.

For Temple University — Of The Commonwealth System of Higher Education:

By:	/s/ Martin S. Dorph	Date:
Martin S. Dorph
Vice President, Chief Financial Officer and Treasurer

For Onconova Therapeutics, Inc.:

By:	/s/ Ramesh Kumar	Date: 2/19/1999
Ramesh Kumar
President

IN ACKNOWLEDGMENT OF HAVING READ AND UNDERSTOOD THE FOREGOING:

By:	/s/ E. Premkumar Reddy	Date: 2/19/1999
E. Premkumar Reddy

By:	/s/ M.V. Ramana Reddy	Date: 2/19/1999
M.V. Ramana Reddy

EXHIBIT A

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EXHIBIT B

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